Exhibit 21.1
Subsidiaries of BlackRock TCP Capital Corp.

Name	Jurisdiction
Special Value Continuation Partners LLC	Delaware
TCPC Funding I, LLC	Delaware
TCPC SBIC, LP	Delaware